Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

October 11, 2012

Press Release For immediate release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com BARCLAYS LAUNCHES THE BARCLAYS ETN+ SHILLER CAPE™ ETN An ETN linked to a US equity sector rotation index developed in collaboration with Professor Robert Shiller New York, NY, October 11, 2012 – Barclays Bank PLC announced today the listing of the Barclays ETN+ Shiller CAPE™ Exchange Traded Note (ETN) on the NYSE Arca stock exchange under the ticker symbol CAPE. The ETN seeks to provide a notional long exposure to four relatively undervalued US equity sectors that also exhibit relatively strong price momentum. The index underlying the ETN uses the frequently cited cyclically adjusted price-to-earnings (CAPE™) ratio as a metric for the valuation of US equity sectors. “I found the collaboration with Barclays most productive. We have learned that applying the CAPETM ratio concept to sectors within the US stock market offers a new, and powerful, approach to value investing,” said Professor Shiller. “The ETN utilizes Professor Shiller’s frequently cited CAPE™ ratio applied for the first time to sectors to create a value-oriented sector strategy developed through research conducted by Barclays and Professor Shiller over the course of a year-long collaboration,” said Laurence Black, a Director in Equity and Funds Structured Markets (EFS) at Barclays. “We are pleased to expand our product offering in the ETN+ platform,” said Ian Merrill, Head of Investor Solutions Product Origination, Americas, at Barclays. “The Barclays ETN+ Shiller CAPE™ ETN offers investors access to a unique value-based strategy with potential for long-term equity investing.” The new ETN is linked to the Shiller Barclays CAPE™ US Core Sector Index (the “Index”), which is part of the Shiller Barclays CAPE Index family. The Index incorporates a modified CAPETM ratio to assess equity market valuations of nine sectors in the S&P 500®. The Index then selects the top four undervalued sectors that possess relatively stronger price momentum over the past twelve months and allocates an equally weighted notional long position in the total return version of the relevant S&P Select Sector Indices. The ETN prospectus can be found on EDGAR, the SEC website at: www.sec.gov, and will be available on the product website at www.etnplus.com. Barclays ETN+ are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC. Barclays Bank PLC is the issuer of Barclays ETN+ and Barclays Capital Inc. is the issuer’s agent.

Press Release For immediate release Mark Lane +1 212 412 1413 mark.lane@barclays.com Press Contact: Barclays moves, lends, invests and protects money for customers and clients worldwide. With over 300 years of history and expertise in banking, we operate in over 50 countries and employ over 140,000 people. We provide large corporate, government and institutional clients with a full spectrum of solutions to their strategic advisory, financing and risk management needs. Our clients also benefit from access to the breadth of expertise across Barclays. We’re one of the largest financial services providers in the world, and are also engaged in retail banking, credit cards, corporate banking, and wealth and investment management. Barclays offers premier investment banking products and services to its clients through Barclays Bank PLC. For more information, visit www.barclays.com Selected Risk Considerations An investment in the ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Dynamic Allocation and Strategy Risk: The value of the index will depend upon the success of the index in dynamically allocating among the Sector Indices. The allocation among the Sector Indices is based upon a proprietary index methodology sponsored by Barclays Bank PLC that may not provide outperformance relative to any alternative allocation among the Sector Indices or a diversified portfolio generally, and is made in accordance with pre-defined weightings that may not be optimal. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Press Release For immediate release Mark Lane +1 212 412 1413 mark.lane@barclays.com Press Contact: Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888-227-2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Shiller Barclays CAPETM US Core Sector Index” is a trademark of Barclays Bank PLC. “CAPETM” is a trademark of RSBB-I, LLC (“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC. Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The Shiller Barclays CAPETM US Core Sector Index (the “Index”) which is based on the S&P 500® and the Sector Indices is not sponsored or endorsed by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”), but is published with their consent. The ETNs based on the Index are not sponsored or endorsed by S&P Dow Jones Indices or any of their respective affiliates and S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. The Shiller Barclays CAPETM US Core Sector Index has been developed in part by RSBB-I, LLC, the research principal of which is Robert J. Shiller. RSBB-I, LLC is not an investment advisor and does not guarantee the accuracy and completeness of the Shiller Barclays CAPE US Index Family or any data or methodology either included therein or upon which it is based. RSBB-I, LLC shall have no liability for any errors, omissions or interruptions therein and makes no warranties expressed or implied, as to the performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of the merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages even, if RSBB-I, LLC is advised of the possibility of same. © 2012 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

Press Release For immediate release Mark Lane +1 212 412 1413 mark.lane@barclays.com Press Contact: NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE